THINK PARTNERSHIP POSTS RECORD REVENUES FOR FIRST QUARTER OF 2005

NORTHBROOK, Ill. (BUSINESS WIRE) – May 17, 2005 – CGI Holding Corporation d/b/a Think Partnership Inc. (“THK”) (Amex: THK) reported record revenue of $10.2 million for the first quarter ended March 31, 2005.

•	Revenues were $10,179,156 for the first quarter of 2005, a 166 percent increase compared to $3,825,431 for the same period of 2004.

•	Pre-tax income was $1,424,820 for the first quarter of 2005, a 48 percent increase compared to $959,469 for the same period of 2004.

•	After-tax net income was $879,590 for the first quarter of 2005, a 37 percent increase compared to $638,691 for the same period of 2004.

•	After-tax earnings per share on a fully diluted basis were $0.02 for the first quarter of 2005, the same as $0.02 for the same period of 2004.

T.     Benjamin Jennings, the Company’s Chairman, stated, “We are thrilled with the pace and success of our integration efforts. We have made significant progress in the first quarter with taking some great independent companies and forming one of the true leaders in our industry: online search, marketing and advertising, which we believe is the fastest growing and most profitable segment of the internet. We remain comfortable with the high end of our previously stated estimated range for fiscal 2005 earnings per share of 20 cents – 25 cents per share on a fully diluted basis with second quarter growth of more than 80% over first quarter’s earnings per share.”

Jennings commented further, “Given the level of our internal cash flow we expect to fund our pending acquisition needs through bank financing and do not anticipate the need to sell additional shares of common stock to fund these needs.”

Gerard M. Jacobs, the CEO of THK, stated, “Our first quarter expenses were impacted by the costs of acquiring and integrating our businesses but our revenues do not include a full quarter of results for the five acquisitions which we closed during the course of the first quarter, any contribution from our acquisition of PrimaryAds which we closed in the second quarter, or the benefits we expect from combined marketing and sales efforts. At the current rates of growth of our businesses, and assuming we close as we anticipate, our previously announced acquisitions of Real Estate School Online and Vintacom Media Group later this quarter, we are expecting Think Partnership’s revenue for the full year 2005 to exceed $70 million, and to be on a run rate of over $100 million per year to begin 2006.”

The Company has begun doing business under the name “Think Partnership Inc.” and will seek formal shareholder approval to change its legal name to Think Partnership Inc. in June 2005. The Company is based in Northbrook, Ill. (see www.cgiholding.com) and currently has eight subsidiaries: WebSourced, Inc., Morrisville, N.D., a leader in search engine optimization and pay-per-click campaign management (see www.websourced.com and www.keywordranking.com); MarketSmart Advertising, Inc., Rightstuff, Inc. d/b/a Bright Idea Studios, and Checkup Marketing, Inc., Raleigh, N.C., providing world-class off-line advertising, public relations, marketing, branding and shopping evaluation services (see www.marketsmart.net, www.brightideastudios.com and www.checkupmarketing.com); Cherish, Inc., Clearwater, Fla., a leading online dating company (see www.cherish.com); Ozona Online Network, Inc., Clearwater, Fla., providing a comprehensive scope of online services including start to finish web design, custom web based applications, database systems, managed and shared hosting solutions, e-commerce, and high-speed business Internet access (see www.ozline.net); KowaBunga! Marketing, Inc., Westland, Mich., providing Internet marketing software technologies, including software for affiliate marketing, search engine marketing and opt-in email marketing (see www.kowabunga.com); and PrimaryAds Inc., North Plainfield, NJ, a leading provider of affiliate marketing services that connects website publishers with online advertisers (see www.PrimaryAds.com). The Company has also entered into an agreement to merge with privately-held Meandaur, Inc. d/b/a Proceed Interactive, a full service marketing and communications agency with a core competency in search marketing, which has offices in Chicago, Ill., Dallas, Texas and Los Angeles, Calif. (see www.proceedinteractive.com); and has signed letters of intent to acquire: Vintacom Media Group, Inc., Edmonton, Alberta Canada, a leading online dating company (see www.Vintacom.com); and Real Estate School Online Inc., Miami, FL, a leader in online education (see www.RealEstateSchoolOnline.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-QSB for the quarter ended March 31, 2005 under the section headed “Management Discussion and Analysis or Plan of Operation – Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

      Wordsmith Communications (for CGI Holding Corporation)
      Glenna Musante, 800-849-2118 ext. 126
      gmusante@marketsmart.net